Exhibit 99.1

SOURAV GHOSH Chief Financial Officer (240) 744-5267	JAIME MARCUS Investor Relations (240) 744-5117 ir@hosthotels.com

Host Hotels & Resorts, Inc. Reports Results for the Third Quarter 2024
Strong Group Contribution Leads to Total RevPAR Growth of 3.1%
BETHESDA, Md; November 6, 2024 – Host Hotels & Resorts, Inc. (NASDAQ: HST) (the “Company”), the nation’s largest lodging real estate investment trust (“REIT”), today announced results for third quarter of 2024.
OPERATING RESULTS
(unaudited, in millions, except per share and hotel statistics)

	Quarter ended September 30,			Year-to-date ended September 30,
	2024	2023	Percent Change	2024	2023	Percent Change
Revenues	$1,319	$1,214	8.6%	$4,256	$3,988	6.7%
Comparable hotel revenues⁽¹⁾	1,299	1,259	3.2%	4,235	4,151	2.0%
Comparable hotel Total RevPAR⁽¹⁾	328.86	319.01	3.1%	360.07	354.40	1.6%
Comparable hotel RevPAR⁽¹⁾	206.21	204.56	0.8%	218.09	217.72	0.2%

Net income	$84	$113	(25.7%)	$598	$618	(3.2%)
EBITDAre⁽¹⁾	353	361	(2.2%)	1,359	1,251	8.6%
Adjusted EBITDAre⁽¹⁾	324	361	(10.2%)	1,283	1,251	2.6%

Diluted earnings per common share	$0.12	$0.16	(25.0%)	$0.84	$0.85	(1.2%)
NAREIT FFO per diluted share⁽¹⁾	0.36	0.41	(12.2%)	1.53	1.48	3.4%
Adjusted FFO per diluted share⁽¹⁾	0.36	0.41	(12.2%)	1.53	1.48	3.4%
*Additional detail on the Company’s results, including data for 24 domestic markets, is available in the Third Quarter 2024 Supplemental Financial Information on the Company’s website at www.hosthotels.com.
James F. Risoleo, President and Chief Executive Officer, said, “Host delivered comparable hotel Total RevPAR growth of 3.1% over the third quarter of 2023, driven by improvements in food and beverage revenues from group business. Comparable hotel RevPAR increased 0.8% for the quarter as a result of continued strong group demand and improving trends in Maui."
Risoleo continued, “Despite the impact of the hurricanes in Florida, we are maintaining our previous full year comparable hotel guidance at the midpoint. During the quarter, we repurchased $57 million of common stock, bringing our total repurchases for the year to $107 million at an average price of $16.99, and completed the issuance of $700 million of Series L senior notes at 5.5%. We believe our investment grade balance sheet continues to put us in a position to execute on multiple fronts, leaving Host well positioned for growth in the future.”
_______________________________
(1)NAREIT Funds From Operations (“FFO”) per diluted share, Adjusted FFO per diluted share, EBITDAre, Adjusted EBITDAre and comparable hotel revenues are non-GAAP (U.S. generally accepted accounting principles) financial measures within the meaning of the rules of the Securities and Exchange Commission (“SEC”). See the Notes to Financial Information on why the Company believes these supplemental measures are useful, reconciliations to the most directly comparable GAAP measure, and the limitations on the use of these supplemental measures. Additionally, comparable hotel results and statistics include adjustments for dispositions, acquisitions and non-comparable hotels. See Hotel Operating Data for RevPAR results of the portfolio based on the Company's ownership period without these adjustments.

HOST HOTELS & RESORTS, INC. NEWS RELEASE	November 6, 2024

HIGHLIGHTS:
•Comparable hotel Total RevPAR was $328.86 for the third quarter of 2024 and $360.07 year to date, representing an increase of 3.1% and 1.6%, respectively, compared to the same periods in 2023, due primarily to improvements in food & beverage revenues driven by group business, as well as an increase in other revenues from ancillary spend.
•Comparable hotel RevPAR was $206.21 and $218.09 for the third quarter and year-to-date of 2024, respectively, representing an increase of 0.8% and 0.2%, compared to the same periods in 2023 and reflecting continued strong group demand, along with moderating domestic leisure demand and the slow, yet improving, recovery in Maui.
•GAAP net income was $84 million for the third quarter of 2024, reflecting a 25.7% decrease compared to the third quarter of 2023, and GAAP operating profit margin was 10.2%, a decline of 270 basis points compared to the third quarter of 2023, both affected by a $25 million decrease in gains on insurance settlements. Year-to-date GAAP net income was $598 million, a 3.2% decrease compared to 2023, reflecting a decline in gains on asset sales, and operating profit margin was 16.9%, an improvement of 50 basis points compared to 2023, benefiting from a $59 million increase in gains on insurance settlements for year-to-date compared to 2023.
•Comparable hotel EBITDA was $329 million for the third quarter of 2024, a 1.8% decrease compared to the third quarter of 2023, leading to a comparable hotel EBITDA margin decline of 130 basis points to 25.3%. The decline for the quarter was driven by Maui performance and the business interruption proceeds included in 2023, while the revenue improvements described above were offset by increased wages and other inflationary pressures in comparison to third quarter 2023. Year-to-date, comparable hotel EBITDA was $1,261 million, a decrease of 1.1% compared to 2023, leading to a comparable hotel EBITDA margin decline of 90 basis points to 29.8%.
•Adjusted EBITDAre was $324 million for the third quarter of 2024, a decrease of 10.2% compared to 2023. Third quarter 2023 results benefited from business interruption of $54 million, while none were recognized in third quarter 2024. Year-to-date, Adjusted EBITDAre was $1,283 million, exceeding 2023 by 2.6%, driven by operations from the recent acquisitions and The Ritz-Carlton, Naples, which was closed in the first half of 2023 due to Hurricane Ian.
•In July 2024, the Company completed the previously announced acquisitions of the fee simple interest in the 234-room 1 Hotel Central Park for $265 million and the 450-room The Ritz-Carlton O’ahu, Turtle Bay for $680 million, net of key money received from Marriott International.
Hurricane and Maui Update
•Many of the Company's hotels in Florida were affected by Hurricanes Helene and Milton, which made landfall in September and October of 2024, respectively. Due to evacuation mandates and/or loss of commercial power, four of the Company's properties in Florida were temporarily closed, three of which have reopened. The enhanced resilience projects implemented during the reconstruction of The Ritz-Carlton, Naples were successful in minimizing damage to the resort during the two storms. The most significant damage sustained during the storms occurred at The Don CeSar, which remains closed to guests. Due to proximity of the event to quarter end, operating results for the third quarter of 2024 were not materially impacted, however the impact will carry into the fourth quarter as well as 2025. The Company is still evaluating the complete remediation plans and disruption impacts of the storms. The Company currently expects a phased reopening of The Don CeSar beginning in late first quarter of 2025.
•The Company reached a final settlement with its insurance carriers on covered costs related to damage and disruption caused by Hurricane Ian, which totaled $308 million, and received the remaining $29 million of property insurance proceeds in the third quarter, resulting in a gain on property insurance settlement of $25 million. In total, $99 million of the insurance receipts were recognized as a gain on business interruption, and the Company does not expect to recognize any additional gains on business interruption related to Hurricane Ian.
•Effects from the August 2023 wildfires in Maui, Hawaii continued into 2024. In the third quarter, the Company's Maui hotels and golf courses impacted RevPAR by 170 basis points. The impact in the quarter is

© Host Hotels & Resorts, Inc.	PAGE 2 OF 23

HOST HOTELS & RESORTS, INC. NEWS RELEASE	November 6, 2024

understated, however, as the Company would have expected Maui to contribute 20 basis points to portfolio RevPAR growth in the third quarter given the renovation disruption at Fairmont Kea Lani in 2023. As a result, the total estimated impact of the wildfires on third quarter RevPAR is 190 basis points. Operating profit margin and comparable hotel EBITDA margin were impacted by Maui's operations by approximately 70 basis points for the third quarter.
•The Company previously settled its claim on the Maui wildfires and recognized $21 million of insurance proceeds as a gain on business interruption in the second quarter of 2024.
BALANCE SHEET
In August, the Company issued $700 million of 5.5% Series L senior notes due 2035 in an underwritten public offering for proceeds of approximately $683 million, net of original issue discount, underwriting fees and expenses. The net proceeds were used in part to repay all $525 million of borrowings then outstanding under the revolver portion of the Company's credit facility, including amounts borrowed in connection with recent acquisitions.
The Company maintains a robust balance sheet, with the following balances at September 30, 2024:
•Total assets of $13.1 billion.
•Debt balance of $5.1 billion, with a weighted average maturity of 5.5 years, a weighted average interest rate of 4.8%, and a balanced maturity schedule.
•Total available liquidity of approximately $2.3 billion, including furniture, fixtures and equipment escrow reserves of $240 million and $1.5 billion available under the revolver portion of the credit facility.
SHARE REPURCHASES AND DIVIDENDS
During the third quarter of 2024, the Company repurchased 3.5 million shares of common stock at an average price of $16.33 per share, exclusive of commissions, through its common share repurchase program for a total of $57 million. As of September 30, 2024, the Company has approximately $685 million of remaining capacity under the repurchase program, pursuant to which its common stock may be purchased from time to time, depending upon market conditions.
The Company paid a third quarter common stock cash dividend of $0.20 per share on October 15, 2024 to stockholders of record on September 30, 2024. All future dividends, including any special dividends, are subject to approval by the Company’s Board of Directors.
HOTEL BUSINESS MIX UPDATE
The Company’s customers fall into three broad groups: transient, group and contract business, which accounted for approximately 61%, 35%, and 4%, respectively, of its full year 2023 room sales.
The following are the results for transient, group and contract business in comparison to 2023 performance, for the Company's current portfolio:

	Quarter ended September 30, 2024			Year-to-date ended September 30, 2024
	Transient	Group	Contract	Transient	Group	Contract
Room nights (in thousands)	1,607	1,023	202	4,538	3,320	560
Percent change in room nights vs. same period in 2023	(0.1%)	(0.1%)	(0.9%)	(1.3%)	2.5%	3.6%
Rooms revenues (in millions)	$509	$265	$41	$1,516	$933	$116
Percent change in revenues vs. same period in 2023	0.2%	1.0%	8.8%	(2.9%)	5.3%	13.0%

© Host Hotels & Resorts, Inc.	PAGE 3 OF 23

HOST HOTELS & RESORTS, INC. NEWS RELEASE	November 6, 2024

CAPITAL EXPENDITURES
The following presents the Company’s capital expenditures spend through the third quarter of 2024 and the forecast for full year 2024 (in millions):

	Year-to-date ended September 30, 2024	2024 Full Year Forecast
	Actual	Low-end of range	High-end of range
ROI - Marriott and Hyatt Transformational Capital Programs	$94	$125	$140
All other return on investment ("ROI") projects	70	100	115
Total ROI Projects	164	225	255
Renewals and Replacements ("R&R")	181	225	275
R&R and ROI Capital expenditures	345	450	530
R&R - Property Damage Reconstruction	30	35	50
Total Capital Expenditures	$375	$485	$580

Inventory spend for condo development(1)	36	50	60
Total capital allocation	$411	$535	$640
__________
(1)Represents construction costs for the development of condominium units on a land parcel adjacent to Four Seasons Resort Orlando at Walt Disney World® Resort. Under GAAP, costs to develop units for resale are considered an operating activity on the statement of cash flows, and categorized as inventory. This spend is separate from payments for capital expenditures, which are considered investing activities.
Forecast spend for property damage reconstruction includes estimated spend in 2024 related to Hurricanes Helene and Milton, however a significant portion of the total spending will occur in 2025 and those amounts are not reflected in the 2024 forecast. Under the Hyatt Transformational Capital Program, the Company received $2 million, of the expected full year $9 million, of operating guarantees in the third quarter of 2024 to offset business disruptions.
2024 OUTLOOK
The Company has maintained its previous midpoint full year comparable hotel guidance, which assumes a continued recovery in Maui and steady demand trends in the fourth quarter, despite the impacts of Hurricanes Helene and Milton. Operating profit margin and comparable hotel EBITDA margins in 2024 are expected to decline compared to 2023, impacted by the Maui wildfires and continued growth in wages, real estate taxes and insurance.
The Company's full year forecast comparable hotel set now includes the operations of The Ritz-Carlton O'ahu, Turtle Bay and 1 Hotel Central Park properties that were acquired in July 2024, and excludes The Don CeSar, which closed on September 25, 2024, as described above. The estimated impact to net income and Adjusted EBITDAre from the loss of business due to the hurricanes for 2024 is approximately $15 million.
The impact from Maui operations is expected to be an approximate decline of 150 basis points in RevPAR and 110 basis points in Total RevPAR. When combined with the expected pre-wildfire Maui contribution, the total impact is estimated to be 220 basis points and 180 basis points, respectively. Net of the benefit of the business interruption gains relating to the wildfires received earlier this year, the year-over-year impact from Maui on net income and Adjusted EBITDAre for full year is expected to be a decline of $25 million, and on margins is expected to be a decline of approximately 20 basis points.

© Host Hotels & Resorts, Inc.	PAGE 4 OF 23

HOST HOTELS & RESORTS, INC. NEWS RELEASE	November 6, 2024

The Company anticipates its 2024 operating results as compared to 2023 will be approximately as follows:

	Current Full Year 2024 Guidance	Current Full Year 2024 Guidance Change vs. 2023	Previous Full Year 2024 Guidance Midpoint Change vs. 2023	Change in Full Year 2024 Guidance
Comparable hotel Total RevPAR	$353	1.2%	1.2%	0 bps
Comparable hotel RevPAR	$215	0.0%	0.0%	0 bps
Total revenues under GAAP (in millions)	$5,637	6.1%	6.8%	(70) bps
Operating profit margin under GAAP	15.2%	(40) bps	0 bps	(40) bps
Comparable hotel EBITDA margin	29.0%	(90) bps	(90) bps	0 bps

Based upon the above parameters, the Company estimates its 2024 guidance will be approximately as follows:

	Current Full Year 2024 Guidance	Previous Full Year 2024 Guidance Midpoint	Change in Full Year 2024 Guidance
Net income (in millions)	$687	$712	$(25)
Adjusted EBITDAre (in millions)	$1,630	$1,645	$(15)
Diluted earnings per common share	$0.96	$0.99	$(0.03)
NAREIT and Adjusted FFO per diluted share	$1.92	$1.94	$(0.02)
See the 2024 Forecast Schedules and the Notes to Financial Information for items that may affect forecast results.
ABOUT HOST HOTELS & RESORTS
Host Hotels & Resorts, Inc. is an S&P 500 company and is the largest lodging real estate investment trust and one of the largest owners of luxury and upper-upscale hotels. The Company currently owns 76 properties in the United States and five properties internationally totaling approximately 43,400 rooms. The Company also holds non-controlling interests in seven domestic and one international joint ventures. Guided by a disciplined approach to capital allocation and aggressive asset management, the Company partners with premium brands such as Marriott®, Ritz-Carlton®, Westin®, Sheraton®, W®, St. Regis®, The Luxury Collection®, Hyatt®, Fairmont®, 1 Hotels®, Hilton®, Four Seasons®, Swissôtel®, ibis® and Novotel®, as well as independent brands. For additional information, please visit the Company’s website at www.hosthotels.com.
Note: This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements which include, but may not be limited to, our expectations regarding the recovery of travel and the lodging industry, the impact of the Maui wildfires and 2024 estimates with respect to our business, including our anticipated capital expenditures and financial and operating results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to, those described in the Company’s annual report on Form 10-K and other filings with the SEC. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of November 6, 2024, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.
*This press release contains registered trademarks that are the exclusive property of their respective owners. None of the owners of these trademarks has any responsibility or liability for any information contained in this press release.
*** Tables to Follow ***

© Host Hotels & Resorts, Inc.	PAGE 5 OF 23

HOST HOTELS & RESORTS, INC. NEWS RELEASE	November 6, 2024

Host Hotels & Resorts, Inc., herein referred to as “we,” “Host Inc.,” or the “Company,” is a self-managed and self-administered real estate investment trust that owns hotel properties. We conduct our operations as an umbrella partnership REIT through an operating partnership, Host Hotels & Resorts, L.P. (“Host LP”), of which we are the sole general partner. When distinguishing between Host Inc. and Host LP, the primary difference is approximately 1% of the partnership interests in Host LP held by outside partners as of September 30, 2024, which are non-controlling interests in Host LP in our consolidated balance sheets and are included in net (income) loss attributable to non-controlling interests in our condensed consolidated statements of operations. Readers are encouraged to find further detail regarding our organizational structure in our annual report on Form 10-K.

2024 OPERATING RESULTS	PAGE NO.

Condensed Consolidated Balance Sheets (unaudited) September 30, 2024 and December 31, 2023	7

Condensed Consolidated Statements of Operations (unaudited) Quarter and Year-to-date ended September 30, 2024 and 2023	8

Earnings per Common Share (unaudited) Quarter and Year-to-date ended September 30, 2024 and 2023	9

Hotel Operating Data
Hotel Operating Data for Consolidated Hotels (by Location)	10

Schedule of Comparable Hotel Results	14

Reconciliation of Net Income to EBITDA, EBITDAre and Adjusted EBITDAre	16

Reconciliation of Diluted Earnings per Common Share to NAREIT and Adjusted Funds From Operations per Diluted Share	17

2024 FORECAST INFORMATION

Reconciliation of Net Income to EBITDA, EBITDAre and Adjusted EBITDAre and Diluted Earnings per Common Share to NAREIT and Adjusted Funds From Operations per Diluted Share for Full Year 2024 Forecasts	18

Schedule of Comparable Hotel Results for Full Year 2024 Forecasts	19

Notes to Financial Information	20

© Host Hotels & Resorts, Inc.	PAGE 6 OF 23

HOST HOTELS & RESORTS, INC.
Condensed Consolidated Balance Sheets
(unaudited, in millions, except shares and per share amounts)

	September 30, 2024	December 31, 2023

ASSETS
Property and equipment, net	$10,962	$9,624
Right-of-use assets	549	550
Due from managers	77	128
Advances to and investments in affiliates	162	126
Furniture, fixtures and equipment replacement fund	240	217
Notes receivable	78	72
Other	448	382
Cash and cash equivalents	564	1,144
Total assets	$13,080	$12,243

LIABILITIES, NON-CONTROLLING INTERESTS AND EQUITY
Debt⁽¹⁾
Senior notes	$3,991	$3,120
Credit facility, including the term loans of $997	991	989
Mortgage and other debt	99	100
Total debt	5,081	4,209
Lease liabilities	559	563
Accounts payable and accrued expenses	248	408
Due to managers	77	64
Other	233	173
Total liabilities	6,198	5,417

Redeemable non-controlling interests - Host Hotels & Resorts, L.P.	167	189

Host Hotels & Resorts, Inc. stockholders’ equity:
Common stock, par value $0.01, 1,050 million shares authorized, 699.0 million shares and 703.6 million shares issued and outstanding, respectively	7	7
Additional paid-in capital	7,454	7,535
Accumulated other comprehensive loss	(75)	(70)
Deficit	(674)	(839)
Total equity of Host Hotels & Resorts, Inc. stockholders	6,712	6,633
Non-redeemable non-controlling interests—other consolidated partnerships	3	4
Total equity	6,715	6,637
Total liabilities, non-controlling interests and equity	$13,080	$12,243
__________
(1)Please see our Third Quarter 2024 Supplemental Financial Information for more detail on our debt balances and financial covenant ratios under our credit facility and senior notes indentures.

HOST HOTELS & RESORTS, INC.
Condensed Consolidated Statements of Operations
(unaudited, in millions, except per share amounts)

	Quarter ended September 30,		Year-to-date ended September 30,
	2024	2023	2024	2023
Revenues
Rooms	$825	$777	$2,563	$2,447
Food and beverage	365	328	1,285	1,174
Other	129	109	408	367
Total revenues	1,319	1,214	4,256	3,988
Expenses
Rooms	216	196	632	590
Food and beverage	267	241	848	773
Other departmental and support expenses	345	314	1,022	952
Management fees	55	51	193	185
Other property-level expenses	108	106	313	290
Depreciation and amortization	197	174	565	511
Corporate and other expenses⁽¹⁾	25	29	81	90
Gain on insurance settlements	(29)	(54)	(116)	(57)
Total operating costs and expenses	1,184	1,057	3,538	3,334
Operating profit	135	157	718	654
Interest income	11	22	43	56
Interest expense	(59)	(48)	(156)	(142)
Other gains	1	1	1	70
Equity in earnings (losses) of affiliates	2	(4)	12	7
Income before income taxes	90	128	618	645
Provision for income taxes	(6)	(15)	(20)	(27)
Net income	84	113	598	618
Less: Net income attributable to non-controlling interests	(2)	(2)	(9)	(10)
Net income attributable to Host Inc.	$82	$111	$589	$608
Basic and diluted earnings per common share	$0.12	$0.16	$0.84	$0.85
___________
(1)Corporate and other expenses include the following items:

	Quarter ended September 30,		Year-to-date ended September 30,
	2024	2023	2024	2023
General and administrative costs	$19	$20	$64	$61
Non-cash stock-based compensation expense	6	6	17	19
Litigation accruals	—	3	—	10
Total	$25	$29	$81	$90

HOST HOTELS & RESORTS, INC.
Earnings per Common Share
(unaudited, in millions, except per share amounts)

	Quarter ended September 30,		Year-to-date ended September 30,
	2024	2023	2024	2023
Net income	$84	$113	$598	$618
Less: Net income attributable to non-controlling interests	(2)	(2)	(9)	(10)
Net income attributable to Host Inc.	$82	$111	$589	$608

Basic weighted average shares outstanding	700.9	709.7	703.1	711.4
Assuming distribution of common shares granted under the comprehensive stock plans, less shares assumed purchased at market	1.5	2.2	1.6	2.2
Diluted weighted average shares outstanding⁽¹⁾	702.4	711.9	704.7	713.6
Basic and diluted earnings per common share	$0.12	$0.16	$0.84	$0.85
___________
(1)Dilutive securities may include shares granted under comprehensive stock plans, preferred operating partnership units (“OP Units”) held by non-controlling limited partners and other non-controlling interests that have the option to convert their limited partnership interests to common OP Units. No effect is shown for any securities that were anti-dilutive for the period.

HOST HOTELS & RESORTS, INC.
Hotel Operating Data for Consolidated Hotels

Comparable Hotel Results by Location(1)

	As of September 30, 2024		Quarter ended September 30, 2024				Quarter ended September 30, 2023
Location	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
Jacksonville	1	446	$500.84	71.6%	$358.59	$805.21	$479.33	69.2%	$331.47	$726.78	8.2%	10.8%
Maui	3	1,580	626.00	57.0%	356.87	569.42	710.27	62.2%	442.00	631.23	(19.3%)	(9.8%)
Oahu (2)	2	876	458.26	81.6%	373.80	562.08	452.27	82.4%	372.46	578.74	0.4%	(2.9%)
Miami	2	1,038	366.49	59.2%	216.89	414.64	377.39	50.3%	189.66	358.25	14.4%	15.7%
New York	3	2,720	379.23	87.5%	331.84	447.06	357.95	86.5%	309.77	412.96	7.1%	8.3%
Nashville	2	721	335.61	80.5%	270.28	435.21	342.53	78.2%	267.92	422.57	0.9%	3.0%
Phoenix	3	1,545	269.17	54.5%	146.75	374.60	263.79	59.6%	157.18	368.20	(6.6%)	1.7%
Florida Gulf Coast	4	1,403	272.83	61.2%	167.03	361.33	279.05	63.9%	178.25	357.14	(6.3%)	1.2%
Orlando	2	2,448	312.21	60.3%	188.39	426.35	309.53	64.9%	200.78	419.73	(6.2%)	1.6%
San Diego	3	3,294	305.38	84.2%	257.27	455.83	295.59	83.5%	246.81	441.94	4.2%	3.1%
Los Angeles/Orange County	3	1,067	303.51	81.9%	248.54	369.47	314.25	85.9%	269.85	375.29	(7.9%)	(1.6%)
Boston	2	1,496	301.09	84.4%	253.98	316.86	273.06	83.8%	228.75	291.12	11.0%	8.8%
Washington, D.C. (CBD)	5	3,245	261.33	69.0%	180.29	265.21	244.50	71.5%	174.94	248.36	3.1%	6.8%
Philadelphia	2	810	236.34	83.7%	197.75	298.37	231.09	82.6%	190.83	288.59	3.6%	3.4%
Northern Virginia	2	916	246.97	74.3%	183.58	272.79	233.30	72.0%	168.00	250.70	9.3%	8.8%
Chicago	3	1,562	284.56	79.3%	225.77	302.96	253.34	79.5%	201.35	280.27	12.1%	8.1%
Seattle	2	1,315	278.67	84.2%	234.60	295.93	271.12	81.0%	219.56	285.88	6.9%	3.5%
San Francisco/San Jose	6	4,162	221.47	71.4%	158.03	224.25	241.34	72.8%	175.71	241.07	(10.1%)	(7.0%)
Austin	2	767	206.04	60.4%	124.50	226.42	225.87	59.0%	133.29	242.58	(6.6%)	(6.7%)
Houston	5	1,942	207.33	66.6%	138.07	189.00	191.21	66.3%	126.73	172.15	8.9%	9.8%
Denver	3	1,342	212.74	82.1%	174.65	252.81	204.48	79.9%	163.34	235.48	6.9%	7.4%
New Orleans	1	1,333	161.65	68.4%	110.53	180.91	147.45	58.9%	86.87	133.83	27.2%	35.2%
San Antonio	2	1,512	201.02	56.3%	113.14	179.56	194.04	53.5%	103.87	167.34	8.9%	7.3%
Atlanta	2	810	193.10	62.3%	120.29	182.01	182.03	75.0%	136.49	210.62	(11.9%)	(13.6%)
Other	9	3,007	283.60	69.3%	196.42	303.39	281.41	68.1%	191.51	287.59	2.6%	5.5%
Domestic	74	41,357	290.32	71.9%	208.61	334.05	287.43	72.1%	207.22	324.22	0.7%	3.0%

International	5	1,499	206.99	67.6%	140.02	183.91	199.27	65.7%	130.95	174.16	6.9%	5.6%
All Locations	79	42,856	$287.57	71.7%	$206.21	$328.86	$284.61	71.9%	$204.56	$319.01	0.8%	3.1%
___________
(1)See the Notes to Financial Information for a discussion of comparable hotel operating statistics. Beginning in third quarter of 2024, we have separated the Oahu and Maui markets. CBD of a location refers to the central business district. Hotel RevPAR is calculated as room revenues divided by the available room nights. Hotel Total RevPAR is calculated by dividing the sum of rooms, food and beverage and other revenues by the available room nights.
(2)Prior to our ownership of The Ritz Carlton O'ahu, Turtle Bay, golf revenues were recorded by the property based on gross sales. After our acquisition of the property in July 2024, the golf course operates under a lease agreement, under which we record rental income, resulting in lower total revenues when comparing to the periods prior to our ownership.

HOST HOTELS & RESORTS, INC.
Hotel Operating Data for Consolidated Hotels (cont.)

Comparable Hotel Results by Location(1)

	As of September 30, 2024		Year-to-date ended September 30, 2024				Year-to-date ended September 30, 2023
Location	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
Jacksonville	1	446	$527.92	74.2%	$391.58	$876.65	$515.29	72.8%	$375.31	$823.23	4.3%	6.5%
Maui	3	1,580	658.69	59.3%	390.76	639.14	716.28	69.5%	497.61	758.00	(21.5%)	(15.7%)
Oahu (2)	2	876	454.33	82.5%	374.93	589.86	441.48	77.0%	339.77	549.45	10.3%	7.4%
Miami	2	1,038	521.24	70.2%	365.80	636.48	538.29	65.8%	354.38	620.61	3.2%	2.6%
New York	3	2,720	360.45	82.9%	298.70	421.87	343.87	81.4%	279.88	396.80	6.7%	6.3%
Nashville	2	721	341.19	80.8%	275.55	445.00	343.42	76.0%	260.91	394.85	5.6%	12.7%
Phoenix	3	1,545	393.86	69.8%	275.08	632.88	401.67	71.8%	288.45	630.82	(4.6%)	0.3%
Florida Gulf Coast	4	1,403	357.96	71.5%	256.00	548.61	359.25	72.8%	261.52	554.05	(2.1%)	(1.0%)
Orlando	2	2,448	363.77	68.3%	248.43	527.80	369.46	71.4%	263.81	533.70	(5.8%)	(1.1%)
San Diego	3	3,294	298.26	81.5%	243.21	452.45	286.71	81.2%	232.85	432.14	4.4%	4.7%
Los Angeles/Orange County	3	1,067	297.47	79.1%	235.16	350.72	303.01	82.8%	250.80	360.45	(6.2%)	(2.7%)
Boston	2	1,496	280.49	79.8%	223.91	292.37	262.27	78.7%	206.41	272.25	8.5%	7.4%
Washington, D.C. (CBD)	5	3,245	289.07	71.0%	205.24	298.07	276.94	71.3%	197.40	285.28	4.0%	4.5%
Philadelphia	2	810	233.93	80.5%	188.37	286.45	230.17	80.1%	184.43	285.52	2.1%	0.3%
Northern Virginia	2	916	255.73	73.0%	186.80	287.34	241.35	70.5%	170.04	256.35	9.9%	12.1%
Chicago	3	1,562	255.00	70.5%	179.73	249.82	244.43	69.2%	169.15	240.13	6.3%	4.0%
Seattle	2	1,315	254.22	70.5%	179.21	239.04	242.11	69.1%	167.33	226.93	7.1%	5.3%
San Francisco/San Jose	6	4,162	245.14	68.2%	167.30	244.90	254.24	66.8%	169.73	246.35	(1.4%)	(0.6%)
Austin	2	767	247.35	66.2%	163.68	292.67	259.09	66.6%	172.50	309.26	(5.1%)	(5.4%)
Houston	5	1,942	215.18	70.9%	152.65	210.55	201.57	70.6%	142.37	196.37	7.2%	7.2%
Denver	3	1,342	201.25	70.5%	141.92	215.52	193.63	65.0%	125.92	180.78	12.7%	19.2%
New Orleans	1	1,333	191.16	72.3%	138.16	219.14	195.70	68.9%	134.85	204.28	2.5%	7.3%
San Antonio	2	1,512	216.80	61.4%	133.13	214.38	217.64	62.4%	135.91	217.29	(2.0%)	(1.3%)
Atlanta	2	810	204.24	61.4%	125.42	207.89	190.91	75.0%	143.15	230.87	(12.4%)	(10.0%)
Other	9	3,007	285.03	65.7%	187.28	289.56	287.76	65.1%	187.34	285.72	—%	1.3%
Domestic	74	41,357	308.20	71.9%	221.50	366.58	308.05	71.8%	221.31	361.09	0.1%	1.5%

International	5	1,499	196.00	63.2%	123.88	178.79	188.41	62.9%	118.58	168.30	4.5%	6.2%
All Locations	79	42,856	$304.74	71.6%	$218.09	$360.07	$304.37	71.5%	$217.72	$354.40	0.2%	1.6%
___________
(1)See the Notes to Financial Information for a discussion of comparable hotel operating statistics. Beginning in third quarter of 2024, we have separated the Oahu and Maui markets. CBD of a location refers to the central business district. Hotel RevPAR is calculated as room revenues divided by the available room nights. Hotel Total RevPAR is calculated by dividing the sum of rooms, food and beverage and other revenues by the available room nights.
(2)Prior to our ownership of The Ritz Carlton O'ahu, Turtle Bay, golf revenues were recorded by the property based on gross sales. After our acquisition of the property in July 2024, the golf course operates under a lease agreement, under which we record rental income, resulting in lower total revenues when comparing to the periods prior to our ownership.

HOST HOTELS & RESORTS, INC.
Hotel Operating Data for Consolidated Hotels (cont.)

Results by Location - actual, based on ownership period(1)

	As of September 30,
	2024	2023	Quarter ended September 30, 2024				Quarter ended September 30, 2023
Location	No. of Properties	No. of Properties	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
Jacksonville	1	1	$500.84	71.6%	$358.59	$805.21	$479.33	69.2%	$331.47	$726.78	8.2%	10.8%
Maui	3	3	626.00	57.0%	356.87	569.42	710.27	62.2%	442.00	631.23	(19.3%)	(9.8%)
Oahu	2	1	386.23	82.6%	318.97	462.52	220.44	97.3%	214.45	246.44	48.7%	87.7%
Miami	2	2	366.49	59.2%	216.89	414.64	377.39	50.3%	189.66	358.25	14.4%	15.7%
New York	3	2	378.23	87.7%	331.88	441.73	334.84	87.0%	291.33	387.71	13.9%	13.9%
Nashville	2	—	335.61	80.5%	270.28	435.21	—	—%	—	—	—%	—%
Phoenix	3	3	269.17	54.5%	146.75	374.60	263.79	59.6%	157.18	368.20	(6.6%)	1.7%
Florida Gulf Coast	5	5	332.00	57.0%	189.13	403.96	328.97	58.5%	192.44	384.90	(1.7%)	5.0%
Orlando	2	2	312.21	60.3%	188.39	426.35	309.53	64.9%	200.78	419.73	(6.2%)	1.6%
San Diego	3	3	305.38	84.2%	257.27	455.83	295.59	83.5%	246.81	441.94	4.2%	3.1%
Los Angeles/Orange County	3	3	303.51	81.9%	248.54	369.47	314.25	85.9%	269.85	375.29	(7.9%)	(1.6%)
Boston	2	2	301.09	84.4%	253.98	316.86	273.06	83.8%	228.75	291.12	11.0%	8.8%
Washington, D.C. (CBD)	5	5	261.33	69.0%	180.29	265.21	244.50	71.5%	174.94	248.36	3.1%	6.8%
Philadelphia	2	2	236.34	83.7%	197.75	298.37	231.09	82.6%	190.83	288.59	3.6%	3.4%
Northern Virginia	2	2	246.97	74.3%	183.58	272.79	233.30	72.0%	168.00	250.70	9.3%	8.8%
Chicago	3	3	284.56	79.3%	225.77	302.96	253.34	79.5%	201.35	280.27	12.1%	8.1%
Seattle	2	2	278.67	84.2%	234.60	295.93	271.12	81.0%	219.56	285.88	6.9%	3.5%
San Francisco/San Jose	6	6	221.47	71.4%	158.03	224.25	241.34	72.8%	175.71	241.07	(10.1%)	(7.0%)
Austin	2	2	206.04	60.4%	124.50	226.42	225.87	59.0%	133.29	242.58	(6.6%)	(6.7%)
Houston	5	5	207.33	66.6%	138.07	189.00	191.21	66.3%	126.73	172.15	8.9%	9.8%
Denver	3	3	212.74	82.1%	174.65	252.81	204.48	79.9%	163.34	235.48	6.9%	7.4%
New Orleans	1	1	161.65	68.4%	110.53	180.91	147.45	58.9%	86.87	133.83	27.2%	35.2%
San Antonio	2	2	201.02	56.3%	113.14	179.56	194.04	53.5%	103.87	167.34	8.9%	7.3%
Atlanta	2	2	193.10	62.3%	120.29	182.01	182.03	75.0%	136.49	210.62	(11.9%)	(13.6%)
Other	10	10	325.57	69.7%	226.89	348.53	326.91	68.5%	223.86	333.59	1.4%	4.5%
Domestic	76	72	293.06	71.6%	209.71	336.55	284.23	71.7%	203.67	319.19	3.0%	5.4%

International	5	5	206.99	67.6%	140.02	183.91	199.27	65.7%	130.95	174.16	6.9%	5.6%
All Locations	81	77	$290.24	71.4%	$207.30	$331.32	$281.45	71.4%	$201.08	$314.05	3.1%	5.5%
___________
(1)Represents the results of the portfolio for the time period of our ownership, including the results of non-comparable properties, dispositions through their date of disposal and acquisitions beginning as of the date of acquisition.

HOST HOTELS & RESORTS, INC.
Hotel Operating Data for Consolidated Hotels (cont.)

Results by Location - actual, based on ownership period(1)

	As of September 30,
	2024	2023	Year-to-date ended September 30, 2024				Year-to-date ended September 30, 2023
Location	No. of Properties	No. of Properties	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
Jacksonville	1	1	$527.92	74.2%	$391.58	$876.65	$515.29	72.8%	$375.31	$823.23	4.3%	6.5%
Maui	3	3	658.69	59.3%	390.76	639.14	716.28	69.5%	497.61	758.00	(21.5%)	(15.7%)
Oahu	2	1	286.14	90.3%	258.41	343.46	210.66	87.0%	183.19	212.15	41.1%	61.9%
Miami	2	2	521.24	70.2%	365.80	636.48	538.29	65.8%	354.38	620.61	3.2%	2.6%
New York	3	2	347.40	83.0%	288.45	406.46	323.10	81.6%	263.58	375.42	9.4%	8.3%
Nashville	2	—	355.57	84.0%	298.70	474.17	—	—%	—	—	—%	—%
Phoenix	3	3	393.86	69.8%	275.08	632.88	398.12	72.1%	286.88	619.02	(4.1%)	2.2%
Florida Gulf Coast	5	5	474.03	70.0%	331.62	694.60	371.22	58.6%	217.52	459.32	52.5%	51.2%
Orlando	2	2	363.77	68.3%	248.43	527.80	369.46	71.4%	263.81	533.70	(5.8%)	(1.1%)
San Diego	3	3	298.26	81.5%	243.21	452.45	286.71	81.2%	232.85	432.14	4.4%	4.7%
Los Angeles/Orange County	3	3	297.47	79.1%	235.16	350.72	303.01	82.8%	250.80	360.45	(6.2%)	(2.7%)
Boston	2	2	280.49	79.8%	223.91	292.37	262.27	78.7%	206.41	272.25	8.5%	7.4%
Washington, D.C. (CBD)	5	5	289.07	71.0%	205.24	298.07	276.94	71.3%	197.40	285.28	4.0%	4.5%
Philadelphia	2	2	233.93	80.5%	188.37	286.45	230.17	80.1%	184.43	285.52	2.1%	0.3%
Northern Virginia	2	2	255.73	73.0%	186.80	287.34	241.35	70.5%	170.04	256.35	9.9%	12.1%
Chicago	3	3	255.00	70.5%	179.73	249.82	244.43	69.2%	169.15	240.13	6.3%	4.0%
Seattle	2	2	254.22	70.5%	179.21	239.04	242.11	69.1%	167.33	226.93	7.1%	5.3%
San Francisco/San Jose	6	6	245.14	68.2%	167.30	244.90	254.24	66.8%	169.73	246.35	(1.4%)	(0.6%)
Austin	2	2	247.35	66.2%	163.68	292.67	259.09	66.6%	172.50	309.26	(5.1%)	(5.4%)
Houston	5	5	215.18	70.9%	152.65	210.55	201.57	70.6%	142.37	196.37	7.2%	7.2%
Denver	3	3	201.25	70.5%	141.92	215.52	193.63	65.0%	125.92	180.78	12.7%	19.2%
New Orleans	1	1	191.16	72.3%	138.16	219.14	195.70	68.9%	134.85	204.28	2.5%	7.3%
San Antonio	2	2	216.80	61.4%	133.13	214.38	217.64	62.4%	135.91	217.29	(2.0%)	(1.3%)
Atlanta	2	2	204.24	61.4%	125.42	207.89	190.91	75.0%	143.15	230.87	(12.4%)	(10.0%)
Other	10	10	312.71	65.8%	205.79	317.66	322.01	65.5%	210.89	320.75	(2.4%)	(1.0%)
Domestic	76	72	310.56	71.7%	222.80	370.84	304.28	71.2%	216.53	353.71	2.9%	4.8%

International	5	5	196.00	63.2%	123.88	178.79	188.41	62.9%	118.58	168.30	4.5%	6.2%
All Locations	81	77	$306.99	71.4%	$219.32	$364.14	$300.61	70.9%	$213.04	$347.14	2.9%	4.9%
___________
(1)Represents the results of the portfolio for the time period of our ownership, including the results of non-comparable properties, dispositions through their date of disposal and acquisitions beginning as of the date of acquisition.

HOST HOTELS & RESORTS, INC.
Schedule of Comparable Hotel Results (1)
(unaudited, in millions, except hotel statistics)

	Quarter ended September 30,		Year-to-date ended September 30,
	2024	2023	2024	2023
Number of hotels	79	79	79	79
Number of rooms	42,856	42,856	42,856	42,856
Change in comparable hotel Total RevPAR	3.1%	—	1.6%	—
Change in comparable hotel RevPAR	0.8%	—	0.2%	—
Operating profit margin⁽²⁾	10.2%	12.9%	16.9%	16.4%
Comparable hotel EBITDA margin⁽²⁾	25.3%	26.6%	29.8%	30.7%
Food and beverage profit margin⁽²⁾	26.8%	26.5%	34.0%	34.2%
Comparable hotel food and beverage profit margin⁽²⁾	27.5%	27.1%	33.9%	34.1%

Net income	$84	$113	$598	$618
Depreciation and amortization	197	174	565	511
Interest expense	59	48	156	142
Provision for income taxes	6	15	20	27
Gain on sale of property and corporate level income/expense	(18)	10	(51)	(43)
Property transaction adjustments⁽³⁾	4	26	42	66
Non-comparable hotel results, net⁽⁴⁾	(3)	(51)	(69)	(46)
Comparable hotel EBITDA⁽¹⁾	$329	$335	$1,261	$1,275
___________
(1)See the Notes to Financial Information for a discussion of comparable hotel results, which are non-GAAP measures, and the limitations on their use. For additional information on comparable hotel EBITDA by location, see the Third Quarter 2024 Supplemental Financial Information posted on our website.
(2)Profit margins are calculated by dividing the applicable operating profit by the related revenue amount. GAAP profit margins are calculated using amounts presented in the unaudited condensed consolidated statements of operations. Comparable hotel margins are calculated using amounts presented in the following tables, which include reconciliations to the applicable GAAP results:

	Quarter ended September 30, 2024					Quarter ended September 30, 2023
		Adjustments					Adjustments
	GAAP Results	Property transaction adjustments ⁽³⁾	Non-comparable hotel results, net ⁽⁴⁾	Depreciation and corporate level items	Comparable hotel Results	GAAP Results	Property transaction adjustments (3)	Non-comparable hotel results, net ⁽⁴⁾	Depreciation and corporate level items	Comparable hotel Results
Revenues
Room	$825	$10	$(20)	$—	$815	$777	$50	$(20)	$—	$807
Food and beverage	365	4	(12)	—	357	328	19	(11)	—	336
Other	129	3	(5)	—	127	109	11	(4)	—	116
Total revenues	1,319	17	(37)	—	1,299	1,214	80	(35)	—	1,259
Expenses
Room	216	3	(5)	—	214	196	12	(5)	—	203
Food and beverage	267	4	(12)	—	259	241	15	(11)	—	245
Other	508	6	(17)	—	497	471	27	(17)	—	481
Depreciation and amortization	197	—	—	(197)	—	174	—	—	(174)	—
Corporate and other expenses	25	—	—	(25)	—	29	—	—	(29)	—
Gain on insurance settlements	(29)	—	—	29	—	(54)	—	49	—	(5)
Total expenses	1,184	13	(34)	(193)	970	1,057	54	16	(203)	924
Operating Profit - Comparable hotel EBITDA	$135	$4	$(3)	$193	$329	$157	$26	$(51)	$203	$335

HOST HOTELS & RESORTS, INC.
Schedule of Comparable Hotel Results (1) (cont.)
(unaudited, in millions, except hotel statistics)

	Year-to-date ended September 30, 2024					Year-to-date ended September 30, 2023
		Adjustments					Adjustments
	GAAP Results	Property transaction adjustments ⁽³⁾	Non-comparable hotel results, net ⁽⁴⁾	Depreciation and corporate level items	Comparable hotel Results	GAAP Results	Property transaction adjustments (3)	Non-comparable hotel results, net ⁽⁴⁾	Depreciation and corporate level items	Comparable hotel Results
Revenues
Room	$2,563	$93	$(91)	$—	$2,565	$2,447	$136	$(33)	$—	$2,550
Food and beverage	1,285	39	(67)	—	1,257	1,174	52	(15)	—	1,211
Other	408	22	(17)	—	413	367	30	(7)	—	390
Total revenues	4,256	154	(175)	—	4,235	3,988	218	(55)	—	4,151
Expenses
Room	632	23	(17)	—	638	590	33	(8)	—	615
Food and beverage	848	32	(49)	—	831	773	42	(18)	—	797
Other	1,528	57	(59)	—	1,526	1,427	77	(32)	—	1,472
Depreciation and amortization	565	—	—	(565)	—	511	—	—	(511)	—
Corporate and other expenses	81	—	—	(81)	—	90	—	—	(90)	—
Gain on insurance settlements	(116)	—	19	76	(21)	(57)	—	49	—	(8)
Total expenses	3,538	112	(106)	(570)	2,974	3,334	152	(9)	(601)	2,876
Operating Profit - Comparable hotel EBITDA	$718	$42	$(69)	$570	$1,261	$654	$66	$(46)	$601	$1,275
(3)Property transaction adjustments represent the following items: (i) the elimination of results of operations of hotels sold or held-for-sale as of the reporting date, which operations are included in our unaudited condensed consolidated statements of operations as continuing operations, and (ii) the addition of results for periods prior to our ownership for hotels acquired as of the reporting date.
(4)Non-comparable hotel results, net, includes the following items: (i) the results of operations of our non-comparable hotels, which operations are included in our condensed consolidated statements of operations as continuing operations, and (ii) gains on business interruption proceeds covering lost revenues while the property was considered non-comparable.

HOST HOTELS & RESORTS, INC.
Reconciliation of Net Income to
EBITDA, EBITDAre and Adjusted EBITDAre (1)
(unaudited, in millions)

	Quarter ended September 30,		Year-to-date ended September 30,
	2024	2023	2024	2023
Net income	$84	$113	$598	$618
Interest expense	59	48	156	142
Depreciation and amortization	197	174	565	511
Income taxes	6	15	20	27
EBITDA	346	350	1,339	1,298
Gain on dispositions⁽²⁾	—	—	—	(69)
Equity investment adjustments:
Equity in (earnings) losses of affiliates	(2)	4	(12)	(7)
Pro rata EBITDAre of equity investments(3)	9	7	32	29
EBITDAre	353	361	1,359	1,251
Adjustments to EBITDAre:
Gain on property insurance settlement	(29)	—	(76)	—
Adjusted EBITDAre	$324	$361	$1,283	$1,251
___________
(1)See the Notes to Financial Information for discussion of non-GAAP measures.
(2)Reflects the sale of one hotel in 2023.
(3)Unrealized gains of our unconsolidated investments are not recognized in our EBITDAre, Adjusted EBITDAre, NAREIT FFO or Adjusted FFO until they have been realized by the unconsolidated partnership.

HOST HOTELS & RESORTS, INC.
Reconciliation of Diluted Earnings per Common Share to
NAREIT and Adjusted Funds From Operations per Diluted Share (1)
(unaudited, in millions, except per share amounts)

	Quarter ended September 30,		Year-to-date ended September 30,
	2024	2023	2024	2023
Net income	$84	$113	$598	$618
Less: Net income attributable to non-controlling interests	(2)	(2)	(9)	(10)
Net income attributable to Host Inc.	82	111	589	608
Adjustments:
Gain on dispositions⁽²⁾	—	—	—	(69)
Gain on property insurance settlement	(29)	—	(76)	—
Depreciation and amortization	197	174	564	510
Equity investment adjustments:
Equity in (earnings) losses of affiliates	(2)	4	(12)	(7)
Pro rata FFO of equity investments(3)	5	4	18	20
Consolidated partnership adjustments:
FFO adjustment for non-controlling partnerships	(1)	(1)	(1)	(1)
FFO adjustments for non-controlling interests of Host L.P.	(2)	(2)	(7)	(6)
NAREIT FFO	250	290	1,075	1,055
Adjustments to NAREIT FFO:
Loss on debt extinguishment	—	—	—	4
Adjusted FFO	$250	$290	$1,075	$1,059

For calculation on a per share basis:⁽⁴⁾

Diluted weighted average shares outstanding - EPS, NAREIT FFO and Adjusted FFO	702.4	711.9	704.7	713.6
Diluted earnings per common share	$0.12	$0.16	$0.84	$0.85
NAREIT FFO per diluted share	$0.36	$0.41	$1.53	$1.48
Adjusted FFO per diluted share	$0.36	$0.41	$1.53	$1.48
___________
(1-3)Refer to the corresponding footnote on the Reconciliation of Net Income to EBITDA, EBITDAre and Adjusted EBITDAre.
(4)Diluted earnings per common share, NAREIT FFO per diluted share and Adjusted FFO per diluted share are adjusted for the effects of dilutive securities. Dilutive securities may include shares granted under comprehensive stock plans, preferred OP units held by non-controlling limited partners and other non-controlling interests that have the option to convert their limited partner interests to common OP units. No effect is shown for securities if they are anti-dilutive.

HOST HOTELS & RESORTS, INC.
Reconciliation of Net Income to
EBITDA, EBITDAre and Adjusted EBITDAre and Diluted Earnings per Common Share to
NAREIT and Adjusted Funds From Operations per Diluted Share for Full Year 2024 Forecasts (1)
(unaudited, in millions)

Full Year 2024
Net income	$687
Interest expense	216
Depreciation and amortization	755
Income taxes	21
EBITDA	1,679
Equity investment adjustments:
Equity in earnings of affiliates	(12)
Pro rata EBITDAre of equity investments	39
EBITDAre	1,706
Adjustments to EBITDAre:
Gain on property insurance settlement	(76)
Adjusted EBITDAre	$1,630

Full Year 2024
Net income	$687
Less: Net income attributable to non-controlling interests	(10)
Net income attributable to Host Inc.	677
Adjustments:
Gain on property insurance settlement	(76)
Depreciation and amortization	753
Equity investment adjustments:
Equity in earnings of affiliates	(12)
Pro rata FFO of equity investments	21
Consolidated partnership adjustments:
FFO adjustment for non-controlling partnerships	(1)
FFO adjustment for non-controlling interests of Host LP	(9)
NAREIT and Adjusted FFO	$1,353

Diluted weighted average shares outstanding - EPS, NAREIT FFO and Adjusted FFO	702.8
Diluted earnings per common share	$0.96
NAREIT and Adjusted FFO per diluted share	$1.92

_______________
(1)The Forecasts are based on the below assumptions:
•Comparable hotel RevPAR will be approximately flat compared to 2023 for the full year forecast, based on a continued recovery in Maui and steady demand trends in the fourth quarter.
•Comparable hotel EBITDA margins will decrease approximately 90 basis points compared to 2023 for the full year forecasted comparable hotel RevPAR.
•We expect to spend approximately $485 million to $580 million on capital expenditures.
•Assumes no additional acquisitions and no dispositions during the year.
•Includes the final settlement for insurance proceeds related to Hurricane Ian and the Maui wildfires, and we are not assuming any additional gains on insurance settlements this year.

For a discussion of items that may affect forecast results, see the Notes to Financial Information.

HOST HOTELS & RESORTS, INC.
Schedule of Comparable Hotel Results for Full Year 2024 Forecasts (1)(2)
(unaudited, in millions)

Full Year 2024
Operating profit margin(3)	15.2%
Comparable hotel EBITDA margin(3)	29.0%

Net income	$687
Depreciation and amortization	755
Interest expense	216
Provision for income taxes	21
Gain on sale of property and corporate level income/expense	(23)
Property transaction adjustments	42
Non-comparable hotel results, net(4)	(104)
Comparable hotel EBITDA(1)	$1,594
___________
(1)See "Reconciliation of Net Income to EBITDA, EBITDAre and Adjusted EBITDAre and Diluted Earnings per Common Share to NAREIT and Adjusted Funds From Operations per Diluted Share for Full Year 2024 Forecasts" for other forecast assumptions.
(2)Forecast comparable hotel results include 78 hotels (of our 81 hotels owned at September 30, 2024) that we have assumed will be classified as comparable as of December 31, 2024. See footnote (4) for details on our non-comparable hotel results.
(3)Profit margins are calculated by dividing the applicable operating profit by the related revenue amount. GAAP profit margins are calculated using amounts presented in the unaudited condensed consolidated statements of operations. Comparable hotel margins are calculated using amounts presented in the following tables, which include reconciliations to the applicable GAAP results:

	Full Year 2024
		Adjustments
	GAAP Results	Property transaction adjustments	Non-comparable hotel results, net	Depreciation and corporate level items	Comparable hotel Results
Revenues
Rooms	$3,403	$93	$(150)	$—	$3,346
Food and beverage	1,695	39	(106)	—	1,628
Other	539	22	(33)	—	528
Total revenues	5,637	154	(289)	—	5,502
Expenses
Hotel expenses	4,021	112	(204)	—	3,929
Depreciation and amortization	755	—	—	(755)	—
Corporate and other expenses	118	—	—	(118)	—
Gain on insurance settlements	(116)	—	19	76	(21)
Total expenses	4,778	112	(185)	(797)	3,908
Operating Profit - Comparable hotel EBITDA	$859	$42	$(104)	$797	$1,594
(4)Non-comparable hotel results, net, includes the following items: (i) the results of operations of our non-comparable hotels, which operations are included in our condensed consolidated statements of operations as continuing operations, and (ii) gains on business interruption proceeds covering lost revenues while the property was considered non-comparable. The following are expected to be non-comparable for full year 2024:
•The Ritz-Carlton, Naples (business disruption due to Hurricane Ian beginning in September 2022, reopened in July 2023);
•Alila Ventana Big Sur (business disruption due to the collapse of a portion of Highway 1, causing closure of the hotel beginning in March 2024, reopened in May 2024);
•The Don CeSar (business disruption due to Hurricane Helene resulting in closure of the hotel beginning at the end of September 2024); and
•Sales and marketing expenses related to the development and sale of condominium units on a development parcel adjacent to Four Seasons Resort Orlando at Walt Disney World® Resort.

HOST HOTELS & RESORTS, INC.
Notes to Financial Information
FORECASTS
Our forecast of net income, earnings per diluted share, NAREIT and Adjusted FFO per diluted share, EBITDA, EBITDAre, Adjusted EBITDAre and comparable hotel results are forward-looking statements and are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause actual results and performance to differ materially from those expressed or implied by these forecasts. Although we believe the expectations reflected in the forecasts are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that the results will not be materially different. Risks that may affect these assumptions and forecasts include the following: potential changes in overall economic outlook make it inherently difficult to forecast the level of RevPAR; the amount and timing of debt payments may change significantly based on market conditions, which will directly affect the level of interest expense and net income; the amount and timing of transactions involving shares of our common stock may change based on market conditions; and other risks and uncertainties associated with our business described herein and in our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC.
COMPARABLE HOTEL OPERATING STATISTICS AND RESULTS
To facilitate a year-to-year comparison of our operations, we present certain operating statistics (i.e., Total RevPAR, RevPAR, average daily rate and average occupancy) and operating results (revenues, expenses, hotel EBITDA and associated margins) for the periods included in our reports on a comparable hotel basis in order to enable our investors to better evaluate our operating performance. We define our comparable hotels as those that: (i) are owned or leased by us as of the reporting date and are not classified as held-for-sale; and (ii) have not sustained substantial property damage or business interruption, or undergone large-scale capital projects, in each case requiring closures lasting one month or longer (as further defined below), during the reporting periods being compared.
We make adjustments to include recent acquisitions to include results for periods prior to our ownership. For these hotels, since the year-over-year comparison includes periods prior to our ownership, the changes will not necessarily correspond to changes in our actual results. Additionally, operating results of hotels that we sell are excluded from the comparable hotel set once the transaction has closed or the hotel is classified as held-for-sale.
The hotel business is capital-intensive and renovations are a regular part of the business. Generally, hotels under renovation remain comparable hotels. A large-scale capital project would cause a hotel to be excluded from our comparable hotel set if it requires the entire property to be closed to hotel guests for one month or longer.
Similarly, hotels are excluded from our comparable hotel set from the date that they sustain substantial property damage or business interruption if it requires the property to be closed to hotel guests for one month or longer. In each case, these hotels are returned to the comparable hotel set when the operations of the hotel have been included in our consolidated results for one full calendar year after the hotel has reopened. Often, related to events that cause property damage and the closure of a hotel, we will collect business interruption insurance proceeds for the near-term loss of business. These proceeds are included in gain on insurance settlements on our condensed consolidated statements of operations. Business interruption insurance gains covering lost revenues while the property was considered non-comparable also will be excluded from the comparable hotel results.
Of the 81 hotels that we owned as of September 30, 2024, 79 have been classified as comparable hotels. The operating results of the following properties that we owned as of September 30, 2024 are excluded from comparable hotel results for these periods:
•Alila Ventana Big Sur (business disruption due to the collapse of a portion of Highway 1, causing closure of the hotel beginning in March 2024, reopened in May 2024);
•The Ritz-Carlton, Naples (business disruption due to Hurricane Ian beginning in September 2022, reopened in July 2023); and
•Sales and marketing expenses related to the development and sale of condominium units on a development parcel adjacent to Four Seasons Resort Orlando at Walt Disney World® Resort.
Additionally, The Don CeSar closed on September 25, 2024, following a mandatory evacuation order prior to the landfall of Hurricane Helene. The hotel experienced substantial damage from the hurricane and has yet to reopen to guests. As a result, the property will be removed from the comparable hotel set starting in the fourth quarter.
FOREIGN CURRENCY TRANSLATION
Operating results denominated in foreign currencies are translated using the prevailing exchange rates on the date of the transaction, or monthly based on the weighted average exchange rate for the period. Therefore, hotel statistics and results for non-U.S. properties include the effect of currency fluctuations, consistent with our financial statement presentation.
NON-GAAP FINANCIAL MEASURES
Included in this press release are certain “non-GAAP financial measures,” which are measures of our historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. They are as follows: (i) FFO and FFO per diluted share (both NAREIT and Adjusted), (ii) EBITDA, (iii) EBITDAre and Adjusted EBITDAre, and (iv)

HOST HOTELS & RESORTS, INC.
Notes to Financial Information (cont.)
Comparable Hotel Operating Statistics and Results. The following discussion defines these measures and presents why we believe they are useful supplemental measures of our performance.
NAREIT FFO AND NAREIT FFO PER DILUTED SHARE
We present NAREIT FFO and NAREIT FFO per diluted share as non-GAAP measures of our performance in addition to our earnings per share (calculated in accordance with GAAP). We calculate NAREIT FFO per diluted share as our NAREIT FFO (defined as set forth below) for a given operating period, as adjusted for the effect of dilutive securities, divided by the number of fully diluted shares outstanding during such period, in accordance with NAREIT guidelines. As noted in NAREIT’s Funds From Operations White Paper – 2018 Restatement, NAREIT defines FFO as net income (calculated in accordance with GAAP) excluding depreciation and amortization related to certain real estate assets, gains and losses from the sale of certain real estate assets, gains and losses from change in control, impairment expense of certain real estate assets and investments and adjustments for consolidated partially owned entities and unconsolidated affiliates. Adjustments for consolidated partially owned entities and unconsolidated affiliates are calculated to reflect our pro rata share of the FFO of those entities on the same basis.
We believe that NAREIT FFO per diluted share is a useful supplemental measure of our operating performance and that the presentation of NAREIT FFO per diluted share, when combined with the primary GAAP presentation of diluted earnings per share, provides beneficial information to investors. By excluding the effect of real estate depreciation, amortization, impairment expense and gains and losses from sales of depreciable real estate, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance, we believe that such measures can facilitate comparisons of operating performance between periods and with other REITs, even though NAREIT FFO per diluted share does not represent an amount that accrues directly to holders of our common stock. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. As noted by NAREIT in its Funds From Operations White Paper – 2018 Restatement, the primary purpose for including FFO as a supplemental measure of operating performance of a REIT is to address the artificial nature of historical cost depreciation and amortization of real estate and real estate-related assets mandated by GAAP. For these reasons, NAREIT adopted the FFO metric in order to promote a uniform industry-wide measure of REIT operating performance.
Adjusted FFO per Diluted Share
We also present Adjusted FFO per diluted share when evaluating our performance because management believes that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. Management historically has made the adjustments detailed below in evaluating our performance, in our annual budget process and for our compensation programs. We believe that the presentation of Adjusted FFO per diluted share, when combined with both the primary GAAP presentation of diluted earnings per share and FFO per diluted share as defined by NAREIT, provides useful supplemental information that is beneficial to an investor’s understanding of our operating performance. We adjust NAREIT FFO per diluted share for the following items, which may occur in any period, and refer to this measure as Adjusted FFO per diluted share:
•Gains and Losses on the Extinguishment of Debt – We exclude the effect of finance charges and premiums associated with the extinguishment of debt, including the acceleration of the write-off of deferred financing costs from the original issuance of the debt being redeemed or retired and incremental interest expense incurred during the refinancing period. We also exclude the gains on debt repurchases and the original issuance costs associated with the retirement of preferred stock. We believe that these items are not reflective of our ongoing finance costs.
•Acquisition Costs – Under GAAP, costs associated with completed property acquisitions that are considered business combinations are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company.
•Litigation Gains and Losses – We exclude the effect of gains or losses associated with litigation recorded under GAAP that we consider to be outside the ordinary course of business. We believe that including these items is not consistent with our ongoing operating performance.
•Severance Expense – In certain circumstances, we will add back hotel-level severance expenses when we do not believe that such expenses are reflective of the ongoing operation of our properties. Situations that would result in a severance add-back include, but are not limited to, (i) costs incurred as part of a broad-based reconfiguration of the operating model with the specific hotel operator for a portfolio of hotels and (ii) costs incurred at a specific hotel due to a broad-based and significant reconfiguration of a hotel and/or its workforce. We do not add back corporate-level severance costs or severance costs at an individual hotel that we consider to be incurred in the normal course of business.
In unusual circumstances, we also may adjust NAREIT FFO for gains or losses that management believes are not representative of the Company’s current operating performance. For example, in 2017, as a result of the reduction of the U.S. federal corporate income tax rate from 35% to 21% by the Tax Cuts and Jobs Act, we remeasured our domestic deferred tax assets as of December 31, 2017 and recorded a one-time adjustment to reduce our deferred tax assets and to increase the provision for income taxes by

HOST HOTELS & RESORTS, INC.
Notes to Financial Information (cont.)
approximately $11 million. We do not consider this adjustment to be reflective of our ongoing operating performance and, therefore, we excluded this item from Adjusted FFO.
EBITDA
Earnings before Interest Expense, Income Taxes, Depreciation and Amortization (“EBITDA”) is a commonly used measure of performance in many industries. Management believes EBITDA provides useful information to investors regarding our results of operations because it helps us and our investors evaluate the ongoing operating performance of our properties after removing the impact of the Company’s capital structure (primarily interest expense) and its asset base (primarily depreciation and amortization). Management also believes the use of EBITDA facilitates comparisons between us and other lodging REITs, hotel owners that are not REITs and other capital-intensive companies. Management uses EBITDA to evaluate property-level results and as one measure in determining the value of acquisitions and dispositions and, like FFO and Adjusted FFO per diluted share, it is widely used by management in the annual budget process and for our compensation programs.
EBITDAre and Adjusted EBITDAre
We present EBITDAre in accordance with NAREIT guidelines, as defined in its September 2017 white paper “Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate,” to provide an additional performance measure to facilitate the evaluation and comparison of the Company’s results with other REITs. NAREIT defines EBITDAre as net income (calculated in accordance with GAAP) excluding interest expense, income tax, depreciation and amortization, gains or losses on disposition of depreciated property (including gains or losses on change of control), impairment expense for depreciated property and of investments in unconsolidated affiliates caused by a decrease in value of depreciated property in the affiliate, and adjustments to reflect the entity’s pro rata share of EBITDAre of unconsolidated affiliates.
We make additional adjustments to EBITDAre when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. We believe that the presentation of Adjusted EBITDAre, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s understanding of our operating performance. Adjusted EBITDAre also is similar to the measure used to calculate certain credit ratios for our credit facility and senior notes. We adjust EBITDAre for the following items, which may occur in any period, and refer to this measure as Adjusted EBITDAre:
•Property Insurance Gains – We exclude the effect of property insurance gains reflected in our condensed consolidated statements of operations because we believe that including them in Adjusted EBITDAre is not consistent with reflecting the ongoing performance of our assets. In addition, property insurance gains could be less important to investors given that the depreciated asset book value written off in connection with the calculation of the property insurance gain often does not reflect the market value of real estate assets.
•Acquisition Costs – Under GAAP, costs associated with completed property acquisitions that are considered business combinations are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company.
•Litigation Gains and Losses – We exclude the effect of gains or losses associated with litigation recorded under GAAP that we consider to be outside the ordinary course of business. We believe that including these items is not consistent with our ongoing operating performance.
•Severance Expense – In certain circumstances, we will add back hotel-level severance expenses when we do not believe that such expenses are reflective of the ongoing operation of our properties. Situations that would result in a severance add-back include, but are not limited to, (i) costs incurred as part of a broad-based reconfiguration of the operating model with the specific hotel operator for a portfolio of hotels and (ii) costs incurred at a specific hotel due to a broad-based and significant reconfiguration of a hotel and/or its workforce. We do not add back corporate-level severance costs or severance costs at an individual hotel that we consider to be incurred in the normal course of business.
In unusual circumstances, we also may adjust EBITDAre for gains or losses that management believes are not representative of the Company’s current operating performance. The last adjustment of this nature was a 2013 exclusion of a gain from an eminent domain claim.
Limitations on the Use of NAREIT FFO per Diluted Share, Adjusted FFO per Diluted Share, EBITDA, EBITDAre and Adjusted EBITDAre
We calculate EBITDAre and NAREIT FFO per diluted share in accordance with standards established by NAREIT, which may not be comparable to measures calculated by other companies that do not use the NAREIT definition of EBITDAre and FFO or do not calculate FFO per diluted share in accordance with NAREIT guidance. In addition, although EBITDAre and FFO per diluted share are useful measures when comparing our results to other REITs, they may not be helpful to investors when comparing us to non-REITs. We also calculate Adjusted FFO per diluted share and Adjusted EBITDAre, which measures are not in accordance with NAREIT guidance and may not be comparable to measures calculated by other REITs or by other companies. This information should not be considered as an alternative to net income, operating profit, cash from operations or any other operating performance measure

HOST HOTELS & RESORTS, INC.
Notes to Financial Information (cont.)
calculated in accordance with GAAP. Cash expenditures for various long-term assets (such as renewal and replacement capital expenditures), interest expense (for EBITDA, EBITDAre and Adjusted EBITDAre purposes only), severance expense related to significant property-level reconfiguration and other items have been, and will be, made and are not reflected in the EBITDA, EBITDAre, Adjusted EBITDAre, NAREIT FFO per diluted share and Adjusted FFO per diluted share presentations. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations and consolidated statements of cash flows in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q include interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. Additionally, NAREIT FFO per diluted share, Adjusted FFO per diluted share, EBITDA, EBITDAre and Adjusted EBITDAre should not be considered as measures of our liquidity or indicative of funds available to fund our cash needs, including our ability to make cash distributions. In addition, NAREIT FFO per diluted share and Adjusted FFO per diluted share do not measure, and should not be used as measures of, amounts that accrue directly to stockholders’ benefit.
Similarly, EBITDAre, Adjusted EBITDAre, NAREIT FFO and Adjusted FFO per diluted share include adjustments for the pro rata share of our equity investments, and NAREIT FFO and Adjusted FFO per diluted share include adjustments for the pro rata share of non-controlling partners in consolidated partnerships. Our equity investments consist of interests ranging from 11% to 67% in eight domestic and international partnerships that own a total of 36 properties and a vacation ownership development. Due to the voting rights of the outside owners, we do not control and, therefore, do not consolidate these entities. The non-controlling partners in consolidated partnerships primarily consist of the approximate 1% interest in Host LP held by unaffiliated limited partners and a 15% interest held by an unaffiliated limited partner in a partnership owning one hotel for which we do control the entity and, therefore, consolidate its operations. These pro rata results for NAREIT FFO and Adjusted FFO per diluted share, EBITDAre and Adjusted EBITDAre were calculated as set forth in the definitions above. Readers should be cautioned that the pro rata results presented in these measures for consolidated partnerships (for NAREIT FFO and Adjusted FFO per diluted share) and equity investments may not accurately depict the legal and economic implications of our investments in these entities.
Comparable Hotel Property Level Operating Results
We present certain operating results for our hotels, such as hotel revenues, expenses, food and beverage profit, and EBITDA (and the related margins), on a comparable hotel, or "same store," basis as supplemental information for our investors. Our comparable hotel results present operating results for our hotels without giving effect to dispositions or properties that experienced closures due to renovations or property damage, as discussed in “Comparable Hotel Operating Statistics and Results” above. We present comparable hotel EBITDA to help us and our investors evaluate the ongoing operating performance of our comparable hotels after removing the impact of the Company’s capital structure (primarily interest expense) and its asset base (primarily depreciation and amortization expense). Corporate-level costs and expenses also are removed to arrive at property-level results. We believe these property-level results provide investors with supplemental information about the ongoing operating performance of our comparable hotels. Comparable hotel results are presented both by location and for the Company’s properties in the aggregate. We eliminate from our comparable hotel level operating results severance costs related to broad-based and significant property-level reconfiguration that is not considered to be within the normal course of business, as we believe this elimination provides useful supplemental information that is beneficial to an investor’s understanding of our ongoing operating performance. We also eliminate depreciation and amortization expense because, even though depreciation and amortization expense are property-level expenses, these non-cash expenses, which are based on historical cost accounting for real estate assets, implicitly assume that the value of real estate assets diminishes predictably over time. As noted earlier, because real estate values historically have risen or fallen with market conditions, many real estate industry investors have considered presentation of historical cost accounting for operating results to be insufficient.
Because of the elimination of corporate-level costs and expenses, gains or losses on disposition, certain severance expenses and depreciation and amortization expense, the comparable hotel operating results we present do not represent our total revenues, expenses, operating profit or net income and should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our condensed consolidated statements of operations include such amounts, all of which should be considered by investors when evaluating our performance.
We present these hotel operating results on a comparable hotel basis because we believe that doing so provides investors and management with useful information for evaluating the period-to-period performance of our hotels and facilitates comparisons with other hotel REITs and hotel owners. In particular, these measures assist management and investors in distinguishing whether increases or decreases in revenues and/or expenses are due to growth or decline of operations at comparable hotels (which represent the vast majority of our portfolio) or from other factors. While management believes that presentation of comparable hotel results is a supplemental measure that provides useful information in evaluating our ongoing performance, this measure is not used to allocate resources or to assess the operating performance of each of our hotels, as these decisions are based on data for individual hotels and are not based on comparable hotel results in the aggregate. For these reasons, we believe comparable hotel operating results, when combined with the presentation of GAAP operating profit, revenues and expenses, provide useful information to investors and management.